Exhibit 10.2

THE GYMBOREE CORPORATION

500 Howard Street

San Francisco, California 94105

October 31, 2012

Kip M. Garcia

[                    ]

Re: Terms of Employment

Dear Kip:

We are very pleased that you have agreed to serve as Interim Chief Executive Officer of The Gymboree Corporation (the “Company”) and Giraffe Holding, Inc. (“Parent”) beginning as of September 25, 2012 (the “Effective Date”). This letter agreement (this “Agreement”) sets forth certain terms of your employment.

1.	Base Salary. Beginning on the Effective Date, your annual base salary has been increased to $500,000.

2.	Annual Bonus. You will be eligible for an annual cash bonus with a target amount equal to 100% of your annual base salary, subject to your continued employment on the date of payment.

3.	Additional Compensation. The Company will pay you additional compensation equal to $250,000 on the date that is six months following the Effective Date and further additional compensation equal to $250,000 on the first anniversary of the Effective Date, provided, in each case, that you remain employed by the Company on the applicable payment date.

4.

Severance. If your employment is terminated by the Company without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), in either case, within two years of the Effective Date, you will, subject to your signing within 45 days of the date of your termination (and not subsequently revoking) an effective general release of claims (the “Release”) in a form reasonably acceptable to the Company and your continued compliance with the requirements of paragraph 5 below, be entitled to the following amounts: (i) $1 million in cash, which shall be payable in equal installments in accordance with the Company’s regular payroll schedule over the two-year period commencing on the date of such termination, with the first payment to be paid in arrears on the 60th day following such date of termination, and (ii) a grant of 22,222 units (the “Units”) of the Parent’s common stock (consisting of nine shares of the Class A common stock and one share of the Class L common stock) under the Company’s 2010 Equity Incentive Plan and subject to the Amended and Restated Stockholders Agreement dated December 23, 2011, which shall be payable within 10 days of the date of such termination. All amounts payable under this paragraph 4 will reduce, on a dollar-for-dollar basis, the amount of severance otherwise payable to you under any other severance plan or policy of the Company or its affiliates, including, without limitation, The Gymboree Corporation Management Severance Plan, as amended from time to time. For purposes of this Agreement, the following definitions will apply:

a.	“Cause” means: (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in substantial personal enrichment of you, (ii) your commission of a felony or other crime involving dishonesty, (iii) a willful act by you which constitutes gross misconduct and which is injurious to the Company, (iv) continued substantial violations by you of the your employment duties which are demonstrably willful and deliberate on your part after there has been delivered to you a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties, or (v) any act that would constitute a material violation of the standards set forth in paragraph 5 below.

b.	“Good Reason” means the occurrence of any of the following without your express written consent: (i) the material reduction of your authority, duties or responsibilities relative to your authority, duties or responsibilities in effect immediately prior to such reduction; provided, however, that a significant reduction in your title, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute Good Reason; and provided, further, that the Board’s determination that you shall no longer serve as Interim Chief Executive Officer and that you shall resume your duties as President of the Company shall not constitute Good Reason, (ii) a material reduction by the Company in your annual base salary relative to the annual base salary in effect immediately prior to such reduction; or (iii) the required relocation of your primary geographic work location by more than 50 miles.

5.	Restrictive Covenants.

a.	Non-Competition. You agree that the Company would likely suffer significant harm from your competing with the Company or any of its affiliates, and by accepting the payments set forth in paragraph 4 of this Agreement you agree that you will not, commencing on the Effective Date and continuing until the end of the 24-month period following the termination of your employment, directly or indirectly, own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in, any third party or other entity (hereafter a “Person”), in any jurisdiction in which the Company or any of its affiliates does business, that is a children’s (under age 13) apparel specialty retailer (the “Restricted Field”), without the Company’s written consent. Notwithstanding the foregoing, you shall have the right to seek employment with a Person engaged in the Restricted Field if (i) such Person’s total activities and revenues in the Restricted Field represent less than twenty percent (20%) of such Person’s total activities and revenues and (ii) you are not hired to manage, oversee or be in any way associated with, and does not manage, oversee or become associated with, the Restricted Field. You shall, however, not be in default under this agreement solely by virtue of your holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of, or any other interest in, any body corporate or other entity whose shares are listed on any widely recognized stock exchange, the business of which is in the Restricted Field or is otherwise in competition, in whole or in part, with the business of the Company or any of its affiliates.

b.	Non-Solicitation; Non-Hire. You agree that the Company and its affiliates would likely suffer significant harm from solicitation of employees of the Company, and by accepting the payments and benefits under this Agreement you agree that you will not, commencing on the Effective Date and continuing until the end of the 24-month period following the termination of your employment, whether on your own behalf or on behalf of any other Person, either directly or indirectly hire, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any person who is then employed by or otherwise engaged to perform services for the Company or any of its affiliates to leave that employment or cease performing those services.

c.	Confidentiality. You agree that you will continue to protect Confidential Information, as defined here, and that you will never, directly or indirectly, use or disclose it. As used in this agreement, “Confidential Information” means any and all information of the Company or any of its affiliates that is not generally known to others with whom it competes or does business. Confidential Information also includes all information received by the Company with any understanding, express or implied, that the information would not be disclosed.

d.	Remedies. You agree that it is impossible to measure in money the damages that will accrue to the Company or any of its respective affiliates in the event that you breach any of the restrictive covenants contained herein. In the event that you breach any such restrictive covenant, the Company or any of its affiliates shall be entitled to an injunction restraining you from violating such restrictive covenant (without posting any bond). If the Company or any of its respective affiliates shall institute any action or proceeding to enforce any such restrictive covenant, you hereby waive the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company or any of its affiliates’ right to require you to account for and pay over to the Company or any of its respective affiliates, and you agree to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by you as a result of any transaction constituting a breach of any of the restrictive covenants herein. In particular, but not in limitation of the foregoing, in the event that you violate the provisions of this paragraph 5 you hereby agree that, in addition to the cessation of benefits payable under paragraph 4 of this Agreement and other remedies permitted by law, the Company may require you to forfeit the Units and pay back to the Company any amount paid to you under this Agreement.

6.	Miscellaneous.

a.	Merger Clause; Severability. This letter contains the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment and the termination thereof. The provisions of this Agreement are severable. That means if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

b.	Amendment; Headings. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and the General Counsel for the Company or her expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

c.	Governing Law and Venue. This Agreement is governed by Federal law and the laws of Delaware to the extent not preempted by Federal law. The parties agree that Delaware courts shall have exclusive jurisdiction and venue over any claim made by any of the parties hereunder. The parties further agree that the Delaware courts have personal jurisdiction over the parties to this Agreement.

Very truly yours,

The Gymboree Corporation

By:	/s/ Lynda Gustafson
Name: Lynda Gustafson
Title: VP, Corporate Controller

Giraffe Holding, Inc.

By:	/s/ Lynda Gustafson
Name: Lynda Gustafson
Title: VP, Corporate Controller

Accepted and Agreed:

By:	/s/ Kip M. Garcia
Kip M. Garcia